Exhibit (a)(16)

International Rectifier Looks to Next Chapter of Growth Story

IRF Shareholders Urged to Avoid Risky Vishay Nominees and Proposals

Management Reaffirms Prior Revenue Guidance at the High End of Range

EL SEGUNDO, Calif. — October 9, 2008 — International Rectifier Corporation (NYSE:IRF) today reiterated its commitment to realizing significant growth in shareholder value over time — in excess of the highly conditional offer by Vishay Intertechnology, Inc.

International Rectifier also reaffirmed its revenue guidance for its first quarter of fiscal 2009 ending September 30, 2008 of 7% to 9% sequential growth, and stated that it expects its results to be on the high end of that range.

Richard J. Dahl, Chairman of the Board of International Rectifier said: “IRF has done more than survive a difficult period — it has built a strong foundation for future growth.  Having put our financial house in order, we have put in place new leadership, with a new strategy and organization.  We have shown early progress on our strategic roadmap, and we are targeting a 45% gross margin and a 20% operating margin in that roadmap.”

Mr. Dahl continued: “Let me be clear — shareholder support for any of Vishay’s nominees or proposals will not help crystallize what is a very conditional bid, will not help deliver the value that is rightfully due to IRF shareholders, and, in fact, could very well disrupt the execution of our strategic plan.  Furthermore, IRF shareholders should seriously question why the Vishay nominees, who have all been paid $50,000 by Vishay to run for our Board of Directors, would ever serve the best interests of IRF shareholders.”

Chief Executive Oleg Khaykin said: “We continue to be confident that our strategic roadmap will deliver greater value for our shareholders than the uncertain $23.00 Vishay proposal.  IRF has made significant progress in our stabilization and turnaround, from cost reduction to improvements in R&D productivity and core manufacturing processes.  The company is in a strong position going forward, and management is prepared to reaffirm our prior revenue guidance at the high end of our stated range.”

Mr. Khaykin continued: “If we are to fully realize the value of our strategic plan, however, it is critical that our Board remains intact and focused on delivering shareholder value without being distracted from that purpose by Vishay compensated nominees.  Glass Lewis, Proxy Governance and Egan Jones all have scrutinized Vishay’s proxy proposals and nominees and found them wanting.”

International Rectifier’s board of directors believes that it is in the best interests of the Company and all of the Company’s shareholders to vote the WHITE proxy or voting card FOR each of the Board’s nominees and vote AGAINST each of Vishay’s bylaw amendments. If stockholders of IR have any questions or need assistance voting their shares, they can call D.F. King & Co., Inc., who is assisting IR, toll-free at 1-888-605-1957.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Certain statements made in this release, including statements regarding future financial and operating performance and conditions of International Rectifier Corporation (the “Company”), are “forward-looking” statements. These statements may be identified by the use of forward-looking terminology such as the words “expects,” “intends,” “believes,” “anticipates,” “may,” “should” and other terms with similar meaning indicating possible future events or actions or potential impact on the business or shareholders of the Company. Except for historical financial and business performance information, statements made in this release should be considered “forward-looking.” These forward-looking statements speak only as of the date of this release; we disclaim any obligation to update these statements, and we caution you not to rely on them unduly. Much of the information that looks towards future performance of the Company is based on various factors and important expectations and assumptions about future events that may or may not actually come true. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control, including, without limitation, pending and future governmental inquiries and market demand. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this release. More information about certain risks and uncertainties is included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2008. This report and the Company’s previously filed documents are on file at the Securities and Exchange Commission and are readily obtainable at no charge at www.irf.com and www.sec.gov.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

or

Media:

Kekst & Co.

Tom Davies

212-521-4873

Roanne Kulakoff

212-521-4837